UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 30, 2016

HANCOCK HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Mississippi	001-36872	64-0693170
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Hancock Plaza 2510 14th Street Gulfport, Mississippi 39501
(Address of principal executive offices and zip code)

(228) 868-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General destruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under The Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under The Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement

On December 30, 2016, Whitney Bank, the banking subsidiary of Hancock Holding Company ("Whitney Bank"), entered into a purchase and assumption agreement (the "Purchase Agreement") with First NBC Bank, the banking subsidiary of First NBC Bank Holding Company ("FNBC Bank").  Under the Purchase Agreement, Whitney Bank will acquire approximately $1.3 billion in loans and nine branch locations (along with associated personal property and fixtures), and will assume approximately $511 million in transaction deposits and approximately $605 million in Federal Home Loan Bank of Dallas borrowings (all balances as of December 28, 2016). Whitney Bank will purchase the loans at net book value and the owned real property at the greater of book value and market value.  Whitney acquired approximately $160 million of the $1.3 billion in loans on January 4, 2017.  In addition, FNBC Bank also has the option to sell a second tranche of the loans, with an aggregate principal amount of not more than $130 million, within 30 business days of the date of the Purchase Agreement.

The transaction is expected to be completed in full during the first quarter of 2017 and is subject to certain closing conditions, receipt of regulatory approvals and other customary closing conditions.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached hereto as Exhibit 1.1 and is incorporated herein by reference.  The representations, warranties and covenants of each party set forth in the Purchase Agreement have been made only for purposes of, and were and are solely for the benefit of the parties to, the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact.  In addition, such representations and warranties (1) will not survive consummation of the transactions contemplated by the Purchase Agreement, unless otherwise specified therein, and (2) were made only as of the date of the Purchase Agreement or such other date as is specified in the Purchase Agreement. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the parties' public disclosures.  Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Purchase Agreement, and not to provide investors with any other factual information regarding Whitney Bank or FNBC Bank or any of their respective affiliates or businesses.

Item 9.01.     Exhibits

 (d) Exhibits.

Exhibit No.	Description

Exhibit 1.1	Purchase Agreement by and between Whitney Bank and First NBC Bank, dated December 30, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANCOCK HOLDING COMPANY

Date: January 6, 2017	By:	/s/ Michael M. Achary
Name: Michael M. Achary
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 1.1	Purchase Agreement by and between Whitney Bank and First NBC Bank, dated December 30, 2016

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